Exhibit 14

                         Transnational Financial Network
                           Professional Code of Ethics

                 TFN, Inc. Code of Conduct and Ethics Statement
Contents
|X|         Statement by Chief Executive Officer
|X|         Scope
|X|         Compliance with Laws, Rules Regulations and Ethics
|X|         Conflicts of Interest
|X|         Entertainment and Gifts
|X|         Bribes and Kickbacks
|X|         Payments to Government Personnel
|X|         Political Contributions
|X|         Entertainment and Gifts
|X|         Protection and Proper Use of Company Assets and Company Funds
|X|         Proprietary Information
|X|         Discrimination and Harassment
|X|         Health and Safety
|X|         Insider Trading
|X|         Special Ethics Obligations for Employees with Financial Reporting
                Responsibilities
|X|         Reporting Any Illegal or Unethical Behavior and Protection against
                Retaliation
|X|         Enforcement

Statement by Chief Executive Officer

In today's business environment, questions of ethical behavior have all too often been the focus of headlines and have driven new legislation and governmental regulations. But the idea of conducting business in an ethical and fair manner is not new to us at TFN. In fact, the success and growth we as a company have experienced has been the direct result of our commitment to maintaining a culture that places integrity and the fair treatment of employees, customers, suppliers, competitors and investors at the core of all our business dealings. This continued emphasis on integrity, trust and credibility will allow us to build upon our reputation as a world class Company and assure our continued success.

As officers, directors and employees of TFN, Inc., we are the stewards of our credibility and reputation. This means that we must always conduct ourselves with the highest possible standards of ethical conduct. As such, we are responsible for setting an example of personal integrity that reflects our belief in the value of high ethical conduct.

This Code is to assist you in providing guidance and resolving questions that may arise and for reporting suspected violations of, or expressing concerns regarding compliance with this Code. If you have any information or knowledge of any prohibited act, you must promptly report such matters to your supervisor, the human resource department or the Chief Financial/Compliance Officer. Additionally, the Company has established an anonymous hotline. Please consult the problem resolution procedures outlined in the Transnational Financial Network, Inc. Open Door/Whistle Blower Policy for details.

Scope

This Code of Ethics applies to all officers, directors and employees of TFN, Inc. and its subsidiaries and affiliates. Agents, representatives, independent contractors and consultants of the Company are expected to act in the Company's best interests and therefore in accordance with the same high ethical standards. Conduct that is considered improper for the Company or any of its officers, directors or employees to engage in directly may not be engaged in by the use of agents, representatives, independent contractors or consultants. The use throughout this document of the words, you, us, we, etc. mean collectively the officers, directors and employees of TFN, Inc. and its subsidiaries.

Compliance with Laws, Rules, Regulations and Ethics

All officers, directors and employees must respect and obey the laws of the cities, states and countries in which the Company operates and conduct business in accordance with a high standard of honesty and integrity. If a local law conflicts with a policy in this Code, you must comply with the law. However, if a local custom or policy conflicts with this Code, you must comply with the Code. You should direct any questions regarding application of the law or appropriateness of a course of conduct to responsible managers, the Chief Financial/Compliance Officer, the Human Resources Department or other appropriate personnel. If you suspect any violations of law or policy, you should report the incident to management, the Chief Financial/Compliance Officer, or the TFN, Inc. Whistleblower Hotline. Questions or violations of this Code must be reported to and resolved promptly and properly with the assistance of The Human Resource Manager or the Chief Financial/Compliance Officer. All violations of laws or this Code must be promptly reported to the Compliance Officer.

Conflicts of Interest

A conflict of interest occurs when the personal interest of an officer, director or employee interferes with that person's ability to act in the best interest of the Company. It is not only very important to avoid actual conflicts of interest, but to also avoid the appearance of a conflict. You may not engage in a situation where you or a member of your family receives improper personal benefits as a result of your position in the Company. You are not to engage in transactions or relationships that may reasonably be expected to give rise to conflicts of interest. If you become aware of a potential, apparent or actual conflict, you should bring it to the attention of your manager or other appropriate person.

Conflicts of interest are not always clear-cut. If you should have a question, please consult with the Company's Compliance Officer.

Entertainment and Gifts

The purpose of business entertainment and gifts in a business setting is to create goodwill and sound working relationships, not to gain an unfair advantage with customers or suppliers. No gift or entertainment should ever be offered, given, provided or accepted by you or any of your family members unless it: (1) is not a cash gift; (2) is consistent with customary business practices; (3) is not excessive in value; (4) cannot be construed as a bribe, kickback or payoff and (5) does not violate any laws or regulations. You should discuss with appropriate management or the Chief Financial/Compliance Officer any gifts or proposed gifts or entertainment which you are not certain are appropriate.

Bribes and Kickbacks

Bribery is illegal and subject to criminal penalties in the United States and many other countries. Bribery is forbidden under the U. S. Foreign Corrupt Practices Act as well as other laws and regulations. You may not give any bribes, kickbacks or other considerations, directly or indirectly, to any person or organization for any purpose whatsoever. All decisions related to the purchasing of goods and services must be made on the basis of competitive price, quality and performance. Conversely, you may not receive any bribes or kickbacks or other considerations.

Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates to obtain or retain business. You are not allowed, under any circumstances to make illegal payments to government officials of any country.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate this Code but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Company's Compliance Officer can provide guidance in this area.

Political Contributions

You may not use any assets of the Company, including employee's work time, premises or equipment or make direct monetary payments to any political candidate, political action committees, party or ballot measure without the permission of the Chief Financial/Compliance Officer. You may, of course, participate in any political activity of your choice on an individual basis with your own money and on your own time.

Discrimination and Harassment

Transnational Financial Network, Inc. is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Employees will be evaluated solely on the basis of their job performance and results. Examples of unacceptable conduct include but are not limited to: derogatory comments based on racial or ethnic characteristics; unwelcome sexual advances; violence and threatening behavior; discrimination on the basis of race, gender, national origin, age, religion, sexual orientation; other improper characteristic or displaying sexually explicit material in the workplace. Consult the Company's Discrimination and Harassment Policy for more details.

Health and Safety

Transnational Financial Network, Inc. strives to provide each employee with a safe and healthy work environment. You have the responsibility for maintaining a healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions. You are expected to be fit for duty and capable of performing your responsibilities in a safe and productive manner free from substance abuse. Substance abuse in the workplace will not be tolerated.

Protection and Proper Use of Company Assets and Company Funds

Theft, carelessness and waste of the Company's assets have a direct impact on the Company's profitability. Therefore, you must protect the Company's assets and ensure their efficient, proper and legal use. If you suspect an incident of improper use of Company assets you must immediately report the incident to management to assure that appropriate action will be taken concerning the suspected incident. You are personally accountable for any form of Company funds such as credit cards, tickets, cash and checks that you use or are responsible for in the course of conducting Company business. Additionally, if you have the authority to authorize the use of funds, you must ensure that the Company has received proper value in return. The Company may be obligated to report to the appropriate civil authorities suspected improper or illegal use of funds.

Company equipment, goods and services should not be used for non-Company business, though incidental personal use may be permitted. If you are unsure of what constitutes incidental use, please consult the Chief Financial/Compliance Officer.

Proprietary Information

Proprietary information is defined as information that was developed, created, or discovered by the Company, or that has become known by or was conveyed to the Company and that has commercial value in the Company's business. It includes, but is not limited to software programs and subroutines, source and object code, trade secrets, copyrights, ideas, techniques, know-how, inventions (whether patentable or not), and any other information of any type related to designs, configurations, toolings, schematics, master works, algorithms, flowcharts, circuits, works of authorship, formulae, mechanisms, research, manufacture, assembly, installation, marketing, pricing, customers, salaries and terms of compensation of company employees, and costs or other financial data concerning any of the foregoing or the company and its operations generally.

Transnational's business and business relationships depend on confidential and proprietary information of TFN and of those with whom we do business. You have the duty to respect and protect the confidentiality of all such information. The use of confidential and proprietary information - whether TFN's or a third party's - is usually covered by a written agreement. In addition to the obligations imposed by that agreement, all employees should comply with the following requirements:

     |X| Confidential information should, whenever possible, be received and disclosed only under the auspices of a written agreement.

     |X| Confidential information should be disclosed only to those TFN employees who need to access it to perform their jobs for TFN.

     |X| Confidential information of a third party should not be used or copied by any TFN employee except as permitted by the third-party owner (this permission is usually specified in a written agreement).

     |X| Unsolicited third-party confidential information should be refused or, if inadvertently received by a TFN employee, returned immediately to the third party or transferred to the Legal Department or the Chief Financial/Compliance Officer for appropriate disposition.

You must refrain from using any confidential information belonging to any former employers, and such information must never be brought to TFN or provided to other TFN employees.

Insider Trading - General

If you have material, non-public information relating to TFN, Inc., it is our policy that neither you, nor any person related to you, may buy or sell securities of TFN, Inc. or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to trading in the securities of any other company, including our customers or suppliers, if you have material, non-public information about that company which you obtained in the course of your employment by TFN, Inc.

Transactions that may be necessary or justifiable for independent reasons, including emergency expenditures and transactions planned before the employee learned the material information, are not exceptions. Even the appearance of an improper transaction must be avoided to prevent any potential risk to TFN, Inc. or the individual trader. Violations of insider trading laws may be punishable by fines and/or imprisonment.

Besides the obligation to avoid trading in the Company's securities while in possession of material, non-public information, you are also prohibited from "tipping" others. The concept of unlawful tipping includes passing on information to friends, acquaintances, or family members under circumstances that suggest that you were trying to help them make a profit or avoid a loss. Besides being considered a form of insider trading, tipping is also a serious breach of Company confidentiality. For this reason, you should be careful to avoid discussing sensitive information in any place (for instance, at lunch, on public transportation, in elevators) where others may hear such information. All employees are required to comply with this policy. Additionally, if you are a Director, Officer or hold a key position in the Company, you are subject to stringent SEC reporting requirements. You therefore must obtain clearance from the Compliance Officer before you make any transaction in the Company's securities. Consult with the Company's Insider Trading Policy for more details.

Insider Trading - Specific Guidance

General

No individual, whether an employee, officer or director, may trade securities of the Company if they have material information about the Company that has not been disclosed to the public through a press release or through a filing with the Securities and Exchange Commission. Material information is deemed to be information that a reasonable investor believes would affect the price of the Company's stock if the information was disseminated to the public. Without limitation, if one believes it important to trade a security before information in that person's possession is made public, then one should not trade. This prohibition applies at all times. An individual should wait 48 hours after material information has been disseminated before executing a trade in the Company's securities.

Blackout period

Notwithstanding the foregoing, no employee, officer or director may trade common stock from the first of the month until 48 hours after the previous month's production numbers have been released to the public regardless of whether the individual possesses information that the employee, officer or director deems not to be material. For example, after the first of February, no employee, officer or director may trade common stock until 48 hours after January's production numbers have released to the public.

In addition, accounting personnel, the Director of Operations and the Director of Secondary Marketing, executive officers and directors are prohibited from trading common stock after the close of a fiscal quarter or fiscal year and until 48 hours have elapsed after publication of the period's financial statements have been made public.

Exercise of Options

Notwithstanding the foregoing, either with respect to the possession of material information that has not been made public or with respect to trading during prohibited time periods, one may exercise options. However, any sale of stock purchased in connection with the exercise of those options is prohibited if the person has material information that has not been made public or the sale would occur during one of the blackout periods.

Public dissemination of material information

All material events should be publicly disseminated as quickly as possible consistent with being able to disclose the information fully and accurately with balance and completeness. The Chief Executive Officer is responsible for the coordination the publication of material information.

The Company should avoid specific forecasts relating to its operations. Specific forecasts may be made to quell speculation in the market. Once a specific forecast has been made, and the forecast becomes erroneous, the Company will immediately disseminate information to indicate the changes. Consistent with this policy, the Company will not comment on budgets, anticipated earnings, revenue or other anticipated results of operations.

Regulation FD

The Company's public relations firm is the designated point of entry for discussion of the Company's activities or operations with market professionals or stockholders. Any employee or director should refer any outside inquiry to the Company's public relations firm.

In any conversation with securities market professionals such as securities analysts, institutional investors, market professionals, security holders or others that may be expected to trade on the basis of the conversation, any material information anticipated to be made in those conversations must be disclosed by a press release prior to the conversation. Any inadvertent disclosure of material non-public information must be made immediately thereafter by filing a Form 8-K.

Any discussions with those not normally expected to trade based upon the information delivered to them shall be held only after they have signed a confidentiality agreement acknowledging the potential receipt of material non-public information, that such information will be held in confidence and that the individual and/or other person's in such individual's organization will not trade securities of the Company. This policy extends, without limitation, to investors in mortgages and those supplying warehouse or similar financing facilities.

Special Ethics Obligations for Employees with Financial Reporting
Responsibilities

As a public Company it is of critical importance that TFN's filings with the Securities and Exchange Commission be accurate and timely. Depending on your position with TFN, employees may be called upon to provide information to assure that the Company's public reports are complete, fair and understandable. TFN expects all of its personnel to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Company's public disclosure requirements.

The Finance Department bears a special responsibility for promoting integrity throughout the organization, with responsibilities to stakeholders both inside and outside of TFN. All Executive Officers and Finance and Accounting Department personnel have a special role both to adhere to these principles themselves and also to ensure that a culture exists throughout the company as a whole that ensures the fair and timely reporting of TFN's financial results and condition.

Because of this special role, the Chief Executive Officer and all members of TFN's Finance and Accounting Department are bound by the following Financial Code of Ethics, and by accepting this Code, you agree that you will:

     |X| Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

     |X| Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely, and understandable disclosure in reports and documents that TFN files with, or submits to, government agencies and in other public communication.

     |X| Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

     |X| Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one's independent judgment to be subordinated.

     |X| Respect the confidentiality of information acquired in the course of your work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of your work will not be used for personal advantage.


     |X| Proactively promote and be an example of ethical behavior as a responsible partner among peers and in the work environment and the community.

     |X| Achieve responsible use of and control over all assets and resources employed by or entrusted to you.

     |X| Promptly report to the Compliance Officer, any transaction or relationship that reasonably could be expected to give rise to such a conflict.

Violation of the Financial Code of Ethics, including failures to report potential violations by others, will be viewed as a severe disciplinary matter that may result in personnel action, including termination of employment. If you believe that a violation of the Financial Code of Ethics has occurred, please contact the Chairman of TFN's Audit Committee of the Board of Directors, Peter Gaskins, at 503-566-7917 or PeterG@mindriser.com.

If you are concerned about maintaining anonymity, you may utilize the confidential TFN, Inc. Whistle Blower Hotline 877-xxx-xxxx. This hotline is available 24 hours a day, 7 days a week. These calls can be made on an anonymous basis. For further information on this Hotline or for problem resolution procedures, please consult the TFN, Inc. Problem Resolution/Whistle Blower Policy.

It is against TFN policy to retaliate against any employee for good faith reporting of violations of this Code. Please consult the Company's Non-Retaliation Policy for more details.

Reporting Any Illegal or Unethical Behavior and Protection against Retaliation

TFN, Inc. is committed to achieving compliance with this Code of Conduct and all applicable securities laws and regulation, accounting standards, accounting controls and audit practices. Reporting of violations is important to assure that the Company swiftly takes appropriate action. You are expected to report to supervisors, managers or other appropriate personnel suspected or observed illegal or unethical behavior or when you are in doubt about the best course of action to take in a particular situation. You are expected to cooperate in internal investigations of misconduct. Please consult the Company's Whistle Blower/Problem Resolution Policy for detailed procedures on reporting suspected violations of this Code.

VIOLATIONS SHOULD BE REPORTED DIRECTLY TO MANAGEMENT. HOWEVER, TFN, INC. HAS A CONFIDENTIAL HOTLINE, DIAL TOLL-FREE 877-xxx-xxxx, FOR ITS EMPLOYEES TO REPORT ANY VIOLATION OF LAW, THIS CODE OF CONDUCT OR OTHER COMPANY POLICIES BY COMPANY OFFICERS, DIRECTORS OR EMPLOYEES. THIS HOTLINE IS AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. THESE CALLS MAY BE MADE ON AN ANONYMOUS BASIS.

Enforcement

Those who violate this Code will be subject to disciplinary action, up to and including termination of employment. The Company may be obligated to report to the appropriate civil authorities certain acts that are deemed to violate local, state or federal laws.